EXHIBIT 77K.(a)

Incorporated by reference hereto is Exhibit 77K(a) to file
#811-05543 N-SAR filed as of May 30, 2006.


May 30, 2006



Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549


We have read Item 77K of Form N-SAR dated May 30, 2006 of Calamos Investment Trust for the year ended March 31, 2006, and are in agreement with the statements contained in the first sentence of the first paragraph and the statement contained in the last sentence of the paragraph on page 10 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                        /s/ Ernst & Young LLP

                        ERNST & YOUNG LLP